Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wells Real Estate Investment Trust, Inc. 2007 Omnibus Incentive Plan, of our report dated March 9, 2007 (except for Note 15, as to which the date is March 12, 2007), with respect to the consolidated financial statements and schedule of Wells Real Estate Investment Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, GA

April 24, 2007